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                                                                    Exhibit 99.1


                             FOR IMMEDIATE RELEASE


                        THE OHIO BANK TO AFFILIATE WITH
                   CITIZENS BANCSHARES, INC. AND MID AM, INC.

         July 22, 1998, Citizens Bancshares, Inc., (Salineville, Ohio NASDAQ:
CICS ("Citizens") and Mid Am, Inc., (Bowling Green, Ohio, NASDAQ: MIAM) ("Mid Am") and The Ohio Bank, Findlay, Ohio ("Ohio Bank") announced today the signing of a definitive agreement to merge. Citizens and Mid Am had previously announced on May 21, 1998, a merger of equals transaction to create a bank with assets approximating $4 billion. Ohio Bank represents a significant addition that will result in the company being the 7th largest bank headquartered in Ohio.

         Under the terms of the agreement, Ohio Bank shareholders will receive
63.25 shares of Citizens common stock for each Ohio Bank share owned as of the closing. Based on the closing price of Citizens common stock on July 20, 1998, the exchange ratio represents an aggregate value of approximately $191 million. The transaction is structured as a tax-free exchange of stock, will be accounted for as a "pooling of interests", and is expected to close by December 31, 1998. Management anticipates that the acquisition will be accretive to the combined company's earnings per share by the end of the first year of combined operations.

         It is currently expected that a one-time, pre-tax restructuring charge of approximately $5 million will be incurred in the fourth quarter of 1998 in connection with the acquisition. As a result of the efficiencies gained in the transaction, annualized pre-tax cost savings of approximately $4 million are anticipated in direct relation to the Ohio Bank transaction.

         Following the affiliation, Ohio Bank will become a wholly owned subsidiary of the yet-to-be-named Citizens/Mid Am, an Ohio bank holding company. The bank will maintain its headquarters in Findlay, Ohio, and will operate under the name The Ohio Bank. In addition, two Mid Am affiliate banks, specifically American Community Bank, N.A., based in Lima ("Americom") and Amerifirst Bank, N.A., headquartered in Xenia ("Amerifirst") will become part of Ohio Bank as will five branch offices of Mid American National Bank & Trust Company, which are located in Ohio Bank's market. The resulting Findlay-based Ohio Bank will have assets of about $1.2 billion.

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         Jack W. Donaldson, President and Chief Executive Officer of Ohio Bank,
views the merger as a "natural evolution of Ohio Bank." "We will continue to employ the community bank concept of exceptional service from exceptional people with the added resources of a larger institution," Donaldson said. He added, "it is a great opportunity for our 250 plus employees and we are happy that the Ohio Bank name will survive and that our loyal customers will enjoy increased product offerings and services, which will accompany our positive growth".

         Richard R. Hollington, Jr., will continue to serve as Chairman of Ohio Bank, and Jack W. Donaldson will continue as President and Chief Executive Officer.

         The Board of Directors of Ohio Bank will consist of members of the Ohio Bank board and members of the boards of Americom and Amerifirst. Additionally, Ohio Bank will gain three Board seats on the new holding company, one of which will participate on the Board's Executive Committee.

         "We are extremely fortunate to have the opportunity to forge a partnership with The Ohio Bank, which is by all measures an outstanding organization," stated Marty E. Adams, President and CEO of Citizens. "Over the 111 years of its presence in Findlay, The Ohio Bank has established itself as a market leader and a responsible corporate citizen, and we look forward to the continuation of their proud heritage together," he continued.

         Concurrently, Mid Am, Inc.'s Bryan-based bank, First National Bank Northwest Ohio ("First National"), will be merged into Mid Am Bank. Members of the Board of Directors of First National will join the board of Mid Am Bank, ensuring representation from First National's important market area.

         "The combination of Americom and Amerifirst into The Ohio Bank and the joining of First National with Mid Am Bank represents an exciting new stage in the course of our company's growth," commented David R. Francisco, President and COO of Mid Am. "We will continue to be deeply committed to the communities of Lima, Xenia and Bryan through a continued operational presence and local banking center boards."

         Ohio bank is a full service commercial bank with over $600 million in assets, $53 million in shareholder equity, 18 branches and 250 employees. Ohio Bank has the number one market share in Hancock and Putnam counties, its principal market area.

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         Citizens is a $1.8 billion bank holding company and the parent of
Freedom Financial Life Insurance Company; Freedom Express, Inc.; The citizens Banking Company, which has 48 banking locations in six Ohio counties and one location in Hancock County, West Virginia; and Century National Bank, which has 12 banking locations in two Pennsylvania counties.

         Mid Am is a diversified financial services holding company head-quartered in Bowling Green, Ohio. The Company's banking affiliates include Mid American National Bank and Trust Company, Toledo, Ohio; First National Bank Northwest Ohio, Bryan, Ohio; American Community Bank, N.A., Lima, Ohio; Amerifirst Bank, N.A., Xenia, Ohio; and Adrian State Bank, Adrian, Michigan. The Company's financial service affiliates include Mid Am Recovery Services, Inc., Clearwater, Florida; MFI Investment Corp., Bryan, Ohio; Mid Am Credit Corp., Columbus, Ohio; Mid Am Private Trust, N.A., Cincinnati, Ohio; Mid Am Financial Services, Inc., Carmel, Indiana; Simplicity Mortgage Consultants, Marion, Indiana; Mid Am Title Insurance Agency, Inc., Adrian, Michigan; and Mid Am Information Services, Inc., Bowling Green, Ohio.


                                    CONTACTS

RICHARD R. HOLLINGTON, III    MARTY E. ADAMS              DAVID R. FRANCISCO
Chief Operating Officer       President and CEO           President and COO
The Ohio Bank                 Citizens Bancshares, Inc.   Mid Am, Inc.
419/424-2027, Ext. 2107       330/679-2328, Ext. 2801     419/327-6305




                                    *******


         The information contained in this press release contains forward-looking statements regarding expected future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.


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      THE CITIZENS BANKING COMPANY, INC. & MID AM, INC. & OHIO BANK, INC.
                           PRO FORMA BRANCH LOCATIONS












             [Map Of Ohio Counties With Pro Forma Branch Locations]










                                            ------------------------------
                                               PRO FORMA BRANCH LOCATIONS
                                               --------------------------
                                            __  Mid Am, Inc.
                                            __  Ohio Bank, Inc.
                                            __  Citizens Bancshares, Inc.
                                            ------------------------------